INVESTOR RIGHTS AGREEMENT


         THIS INVESTOR RIGHTS AGREEMENT (the "Agreement") made as of this 30th day of September, 1998, by and among THE NETPLEX GROUP, INC., a New York corporation (the "Company"), GENE F. ZAINO (the "Stockholder"), and WATERSIDE CAPITAL CORPORATION, a Virginia corporation (collectively, with its successors and assigns, the "Investor"). (The Company, the Stockholder and the Investor are each a "Party" and collectively, the "Parties".)

R E C I T A L S:

         A. The Company has authorized Forty Million (40,000,000) shares of common stock (the "Common Stock");

         B. The Company has also authorized Six Million (6,000,000) Shares of Preferred Stock, of which One Million Five Hundred Thousand (1,500,000) shares have been designated Class C Preferred Stock with such terms as have been set forth in the Corporation's Certificate of Incorporation, as amended ("Articles of Incorporation");

         C. Contemporaneously with the execution and delivery of this Agreement, the Investor is acquiring from the Company, (1) One Million Five Hundred Thousand (1,500,000) shares of Class C Preferred Stock (the "Preferred Shares") pursuant to a Class C Preferred Stock Purchase Agreement dated as of the date hereof, by and among the Investor and the Company and the Stockholder (the "Stock Purchase Agreement") and (2) a stock purchase warrant (the "Warrant") to purchase shares of Common Stock (the "Warrant Stock").

         D. The Stockholder is the record and beneficial owner of 1,938,350 shares (including vested and unvested stock options) of Common Stock, which represents 19.0% of the issued and outstanding shares of Common Stock on the date of this Agreement; and

         E. One of the conditions to the investment by the Investor is the execution and delivery of this Agreement by the Company and the Stockholder.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Stockholder and the Investor agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Appraisal Procedure. The term "Appraisal Procedure" as used herein means a procedure whereby two (2) independent appraisers, one (1) chosen by the Company and one by the Investor, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within thirty (30) days after appointment of the two (2) appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two (2) appraisers or, if such first two (2) appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three (3) appraisers shall be appointed and the determination of one (1) appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two (2) determinations shall be averaged and such average shall be binding and conclusive on the Company and the Investor; otherwise, the average of all three (3) determinations shall be binding and conclusive on the Company and the Investor. The costs of conducting any Appraisal Procedure shall be borne by the Company. Notwithstanding the foregoing, if shares of the Company's Common Stock are trading on the Nasdaq SmallCap Market, Nasdaq NMS, AMEX, or the NYSE, rather than invoke the Appraisal Procedure to value Common Stock, the Common Stock will be valued by reference to the average of the closing prices over the 20 trading days prior to the valuation date.

         Founder Shares. The term "Founder Shares" as used herein shall mean and include all shares of Common Stock or securities convertible into Common Stock of the Company owned by the Stockholders, whether presently held or hereafter acquired.

                                    ARTICLE 2

                               BOARD OF DIRECTORS

         Section 2.1 Election of Board; Designation of Chairman. At its next meeting of its Board of Directors, the Company shall appoint the individual designated by the Investor to the Board of Directors (the "Investor Director"). In addition, so long as the Preferred Shares are outstanding, the Board of Directors shall nominate one individual designated by the Investor (whose identity is reasonably acceptable to the Company) and two (2) Directors, who shall not be officers of the Corporation (each an "Outside Director") for election as a board member at any shareholder meeting called for the purpose of electing directors. The Board will not nominate more nominees at any such election than there are board seats up for election at such meeting. the Stockholder shall vote as a shareholder at any such shareholder meeting for the Investor's nominee. In the event the Investor's designee/nominee is not elected by the Company's shareholders at any such meeting, the Investor shall have the right to appoint an individual (whose identity is reasonably acceptable to the Company) to receive notice of, attend and observe all meetings of the Board of Directors. Any vacancy in the office of a director may be filled in accordance with the Articles of Incorporation and the Bylaws of the Company and applicable law. Any director that is not an employee of the Corporation shall be entitled to receive those fees and benefits, including the issuance of stock options, as are afforded the other non-employee members of the Board of Directors, plus out of pocket expenses.


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
         Section 2.2 Removal of Investor Designee. Any Investor Director may be removed during his or her term of office, without cause, by and only by the written consent of the Investor.

         Section 2.3 Insurance. The Company shall maintain directors' and officers' liability insurance coverage consistent with its current coverage.

                                    ARTICLE 3

                       CO-SALE IN SALES BY THE STOCKHOLDER

         Section 3.1 Co-Sale Right. If at any time the Stockholder desires to sell or transfer all or any part of the Founder Shares owned by him in a privately negotiated transaction to any person (the "Purchaser") other than to the Investor in accordance with Section 3.1, the Stockholder shall promptly give written notice (the "Notice") to the Investor at least thirty (30) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the nature of such sale or transfer, the number of Founder Shares to be sold or transferred, the consideration to be paid, and the name and address of each prospective Purchaser or transferee. The Investor shall then have the right to participate in the Stockholder's sale of Founder Shares by selling its Warrant Stock at the same price per share and upon the same terms and conditions as stated in the Notice. To the extent the Investor exercises such right of participation with respect to its Warrant Stock in accordance with the terms and conditions set forth below, the number of Founder Shares which the Stockholder may sell pursuant to such purchase offer shall be correspondingly reduced. For purposes of this Agreement, the term "privately-negotiated transaction" shall not refer to any sale of shares pursuant to an underwritten public offering or pursuant to Rule 144 as promulgated by the Securities and Exchange Commission. The right of participation of the Investor shall be subject to the following terms and conditions.

            3.1.1 The Investor may sell all or any part of that number of shares of Warrant Stock equal to the product obtained by multiplying (A) the aggregate number of Founder Shares to be sold or transferred, by (B) a fraction, the numerator of which is the number of shares of Warrant Stock then subject to exercise by the Investor, and the denominator of which is the total number of shares of Warrant Stock then subject to exercise by the Investor plus the number of shares of Common Stock held by the Stockholder.

            3.1.2 The Investor may effect its participation in the sale by delivering to the Stockholder for transfer to the Purchaser one or more certificates, properly endorsed for transfer, which represents the number of shares of Warrant Stock which the Investor elects to sell pursuant to this
Section 3.2, and the Stockholder shall concurrently therewith remit to the Investor that portion of the sale proceeds to which the Investor is entitled by reason of participating in such sale. To the extent that any prospective Purchaser prohibits such assignment or otherwise refuses to purchase shares or other securities from the Investor, the Stockholder shall not sell to such prospective Purchaser any Founder Shares unless and until, simultaneously with such sale, the Stockholder shall purchase such shares or other securities from the Investor to effect the purposes of this Agreement in accordance with and subject to the same terms and conditions that the prospective Purchaser would have been obligated to purchase the shares from the Investor.


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
         Section 3.2 Lapse of Restrictions. Any Founder Shares sold by the Stockholder to any third party pursuant to this Section 3.2 shall no longer be subject to the restrictions or benefits imposed by this Agreement and any Warrant Stock sold by the Investor pursuant to this Section 3.2 shall no longer be entitled to the benefits or restrictions conferred by this Agreement or the Series B Preferred Stock Purchase Agreement.

         Section 3.3 No Waiver. The exercise or non-exercise of the rights of the Investor hereunder to participate in one or more sales made by the Stockholder shall not adversely affect its rights to participate in subsequent sales.

         As used in this Section 3.2, the term "Stockholder" is deemed to include any transferees of the Stockholder, except for a transferee that has acquired Founder Shares as expressly permitted herein.

                                    ARTICLE 4

                                 SPECIAL RIGHTS

         Section 4.1 Rights General. In addition to such rights as are forth in the Articles of Incorporation, the Investor shall have the rights set forth in this Article 4.

         Section 4.2 Conversion of Class C Preferred Stock. At any time after the earlier of (a) a Change of Control (as defined below) or (b) that date which is five (5) years after the date of the issuance of the first share of Class C Preferred Stock, the Investor shall have the right to require the Company to convert up to all of the shares of Class C Preferred Stock into shares of Common Stock in an amount calculated as follows: Number of shares of Common Stock = ($1,500,000 plus accrued or unpaid dividends) / [20-day average of closing prices on Nasdaq SmallCap Market (or closing sales price if Company is then on Nasdaq NMS) on the 20 trading day period preceding the notice of conversion times 0.25]. Following such notice, the Company shall within five (5) business days convert all of such outstanding shares of Class C Preferred Stock held by the Investor by delivering to the Investor a stock certificate in the appropriate amount. A "Change of Control" shall be deemed to occur on (x) the date upon which Gene F. Zaino shall cease to be employed by the Company on a full-time basis, (y) the date Gene F. Zaino shall cease to be a director of the Company, or (z) any consolidation, merger, reorganization or other similar transaction with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, or any transaction or series of related transactions do not hold shares possessing a majority of votes in the election of directors immediately after such consolidation, merger or reorganization, or any transaction or series of transactions.

         Section 4.3 Company Redemption Right. At any time up to that date which is five (5) years after the date of the issuance of the first share of the Class C Preferred Stock, the Company shall have the right to redeem or repurchase up to all of the Class C Preferred Stock by giving written notice thereof to the Company. Following any such notice, the Company shall redeem or repurchase


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
all of such outstanding shares of Class C Preferred Stock by paying to the then current holder an amount equal to $1,500,000 plus any accrued or unpaid dividends.

                                    ARTICLE 5

                                    DIVIDENDS

         The Company shall pay dividends on the Preferred Shares, out of any funds legally available therefor, as provided in the Articles of Incorporation of the Company, as amended.

                                    ARTICLE 6

                                   TERMINATION

         This Agreement, and the respective rights and obligations of the parties hereto, shall terminate upon the sale by the Investor to the Company of all of its Preferred Shares and Warrant Stock.

                                    ARTICLE 7

                                     LEGEND

         Any certificates representing shares of capital stock subject to this Agreement shall bear on their face the following legend prominently displayed:

            THE SHARES REPRESENTED BY THIS CERTIFICATE, AND THE TRANSFER THEREOF, ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN INVESTOR RIGHTS AGREEMENT, DATED AS OF SEPTEMBER 30, 1998, AMONG THE CORPORATION AND WATERSIDE CAPITAL CORPORATION, A COPY OF WHICH IS ON FILE AND MAY BE EXAMINED AT, THE PRINCIPAL OFFICE OF THE CORPORATION.

All such shares hereafter issued to the any Company stockholder shall bear the same endorsement.

                                    ARTICLE 8

                                  MISCELLANEOUS

         Section 8.1 No Future Issuances. The Stockholder and the Company acknowledge and agree that no additional shares of Preferred Stock will be issued without the approval of the holders of a majority of the Class C Preferred Stock.


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
         Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or mailed via a nationally recognized overnight delivery service, by first class mail registered or certified mail (air mail if to or from outside the United States), postage prepaid, facsimile transmission that is acknowledged as received by the recipient, if to the Stockholders, at the Company's address, if to the Investor, at 300 East Main Street, Suite 1380, Norfolk Virginia 23510, if to the Company, at 8260 Greensboro Drive, Fifth Floor, McLean, Virginia 22102 or to such other address as the addressee shall have furnished to the other parties hereto in the manner prescribed by this Section 8.1.

         Section 8.3 Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall have the right, in addition to such other remedies as may be available to any of them at law or in equity, to enforce their rights hereunder by actions for specific performance in addition to any other legal or equitable remedies they might have to the extent permitted by law.

         Section 8.4 Entire Agreement. This Agreement, the Class C Preferred Stock Purchase Agreement, the Stock Purchase Warrant and the Registration Rights Agreement, and the documents contemplated thereby, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them as to such subject matter.

         Section 8.5 Waivers and Further Agreements. Any of the provisions of this Agreement may be waived by an instrument in writing with the consent of the party or parties whose rights are being waived.

         Section 8.6 Amendments. This Agreement may be amended by and shall be effective upon the receipt of the written consent of the Investor and the Stockholder.

         Section 8.7 Assignment. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

         Section 8.8 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

         Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 8.10 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



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

         Section 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia.

         Section 8.12 Jurisdiction and Venue. The Company consents to the jurisdiction of the Circuit Court of the City of Norfolk, Virginia, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in such court.

         IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement as of the day and year first above written.

                                 COMPANY:

                                 THE NETPLEX GROUP, INC., a New York corporation

                                 By:___________________________________  (SEAL)
                                    Gene F. Zaino, President


                                 STOCKHOLDER:


                                 -----------------------------------------------
                                 Gene F. Zaino


                                 INVESTOR:

                                 WATERSIDE CAPITAL CORPORATION


                                 By:___________________________________  (SEAL)
                                         Gerald T. McDonald
                                         Secretary/Treasurer